SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         PETROLEUM HEAT AND POWER CO., INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

         Alan Shapiro, Esq., Phillips, Nizer, Benjamin, Krim & Ballon
- -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

- ------------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

- ------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

- ------------------------------------------------------------------------------

4)  Proposed maximum aggregate value of transaction:

- ------------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:
                            --------------------------------------------------
2)  Form, Schedule or Registration Statement No.:
                                                 -----------------------------
3)  Filing Party:
                 -------------------------------------------------------------
4)  Date Filed:
               ---------------------------------------------------------------

                                                                  April 29, 1994


Dear Shareholder,

     You are invited to attend the 1994 Annual Meeting to be held on June 3, 1994, in New York City.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other matters properly brought before the meeting.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                              Cordially,


                              Irik P. Sevin
                              Chairman of the Board






                      EVERY SHAREHOLDER'S VOTE IS IMPORTANT
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                                 YOUR PROXY FORM

                       PETROLEUM HEAT AND POWER CO., INC.


                          Notice of 1994 Annual Meeting
                                 of Shareholders

                   ------------------------------------------

                          10:00 a.m., DST, June 3, 1994
                      Chemical Bank Corporate Headquarters
                                   11th Floor
                                 270 Park Avenue
                               New York, New York

                   ------------------------------------------


                                                                  April 29, 1994

To the Shareholders:

     Petroleum Heat and Power Co., Inc.'s 1994 Annual Meeting of Shareholders will be held at Chemical Bank Corporate Headquarters, 11th Floor, 270 Park Avenue, New York, New York, on Friday, June 3, 1994, at 10:00 a.m., DST. Following a report on Petro's business operations, the Shareholders will act on the matters listed below:

     (a)  Election of Directors for the ensuing year;

     (b)  Approval of the appointment of Independent Auditors for 1994;

     (c) Approval of an amendment to the Company's Restated and Amended Articles of Incorporation to increase the dividend rate applicable to the Company's 1989 Preferred Stock, par value $.10 by $2.00 per share per annum;

     (d)  Approval of the Senior Executive Incentive Compensation Plan;

     (e)  Approval of the 1994 Stock Option Plan; and

     (f) Consideration of any other matter which may properly come before the meeting.

     Shareholders of record at the close of business on April 26, 1994 will be entitled to vote at the meeting and any adjournments.

                              By Order of the Board of Directors


                              Audrey L. Sevin
                              Secretary
















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

                                 PROXY STATEMENT

                       PETROLEUM HEAT AND POWER CO., INC.


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Petroleum Heat and Power Co., Inc. for the 1994 Annual Meeting of Shareholders. This Proxy Statement and a proxy form are scheduled to be mailed to shareholders beginning on April 29, 1994.

     You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A Shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.


                              ELECTION OF DIRECTORS

     At the 1994 Annual Meeting, seven directors are to be elected to hold office until the 1995 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed below with brief biographies, are all now Petro directors. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

Recommendation of the Board of Directors Concerning the Election of Directors

     The Board of Directors of the Company recommends a vote for Irik P. Sevin, Audrey L. Sevin, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Wolfgang Traber and Max M. Warburg to hold office until the 1995 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxy contrary choices.

Information Relating to Nominees for Directorships

     Irik P. Sevin has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979 and of the Company since 1983 and Chairman of the Board of the Company since January 1993. Mr. Sevin is a director of Star Gas Corporation ("Star Gas"), which is the tenth largest distributor of propane in the United States. Between January 1979 and November 1979, he was Executive Vice President of Petro, Inc. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

     Audrey L. Sevin has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin is a director of Star Gas. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a graduate of New York University (B.S.).

     Phillip Ean Cohen has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Since 1985, Mr. Cohen


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

has been Chairman of Morgan Schiff & Co., Inc., an investment banking firm. Mr. Cohen is presently a director of AmeriHealth, Inc.

     Thomas J. Edelman has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Edelman is the President of Snyder Oil Corporation, a Fort Worth, Texas based independent oil company. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman is a graduate of Princeton University (B.A.) and the Harvard Graduate School of Business Administration (M.B.A.). Mr. Edelman is also the Chairman of the Board and Chief Executive Officer of Lomak Petroleum, Inc., an Ohio based independent oil company, a director of Total Energy Services Corporation, a Houston based oil service company and a director of Star Gas.

     Richard O'Connell has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. O'Connell is a private investor.

     Wolfgang Traber has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October of 1983. Mr. Traber is Managing Director of Hanseatic Corporation, in Hamburg, Germany, a private investment corporation. Mr. Traber is a director of Deltec Securities Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd., M.M. Warburg & Co. and Star Gas.

     Max M. Warburg has been a director of the Company since May 1984. Since January 1, 1982, Mr. Warburg has been a partner of M.M. Warburg & Co., a private bank. For the prior four years he was a Managing Director of the same organization. Since March 1988, he has been a member of the board of Holsten Brauerei AG, Hamburg. Since May 1, 1987, he has been a member of the board of Eurokai-Eckelmann Gruppe, Hamburg. Mr. Warburg is a member of the Board of DWS Deutsche Gesellschaft fur Wertpapiersparen GmbH, Frankfurt; DEG Deutsche Finanzierungsgesellschaft fur Beteilingungen in Entwicklungslandern GmbH, Koln; the Hamburg Stock Exchange; and the Hamburg Banking Association.

     Audrey L. Sevin is the mother of Irik P. Sevin and there are no other familial relationships between any of the directors and executive officers.




Ownership of Equity Securities in the Company

     The following table sets forth as of April 1, 1994 the number of shares beneficially owned by each director and each of the five most highly compensated executive officers of the Company, by the directors and officers of the Company as a group and by each holder of at least 5% of the voting Common Stock, and the respective percentage ownership of the outstanding Class A Common Stock and Class C Common Stock held by each such holder and group:

                                      Number of Shares
                                         Beneficially   Percentage
                                            Owned        Ownership
                                      ----------------   ---------

Phillip Ean Cohen
120 Broadway
New York, NY  10271
  Class A Common Stock  . . . . . . . . . .   679,262    3.58%
  Class C Common Stock  . . . . . . . . . .   113,423    4.46%






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

Thomas J. Edelman
595 Madison Avenue
New York, NY 10022
  Class A Common Stock  . . . . . . . . . .   593,049(1) 3.12%
  Class C Common Stock  . . . . . . . . . .   129,019    5.07%

Audrey L. Sevin
P.O. Box 1457
Stamford, CT  06904
  Class A Common Stock  . . . . . . . . . .   929,985    4.90%
  Class C Common Stock  . . . . . . . . . .   212,668    8.36%

Irik P. Sevin
P.O. Box 1457
Stamford, Ct  06904
  Class  A Common Stock . . . . . . . . . .   919,023    4.84%
  Class  C Common Stock . . . . . . . . . .   201,641    7.92%

Estate of Malvin P. Sevin(2)
P.O. Box 1457
Stamford, CT 06904
  Class A Common Stock  . . . . . . . . . .   951,755    5.01%
  Class C Common Stock  . . . . . . . . . .   212,668    8.36%

Wolfgang Traber(3)
450 Park Avenue
New York, NY 10022
  Class A Common Stock  . . . . . . . . . .   940,289    4.95%
  Class C Common Stock  . . . . . . . . . .   189,038    7.43%

Richard O'Connell
P.O. Box 1457
Stamford, CT 06904
  Class A Common Stock  . . . . . . . . . . 1,332,965    7.01%
  Class C Common Stock  . . . . . . . . . .   302,461   11.88%

Hubertus Langen(3)
  Class A Common Stock  . . . . . . . . . .   868,938    4.58%
  Class C Common Stock  . . . . . . . . . .   189,038    7.43%

Barcel Corporation(3)
  Class A Common Stock  . . . . . . . . . .   695,151    3.66%
  Class C Common Stock  . . . . . . . . . .   151,231    5.94%

Max Warburg(3)
  Class A Common Stock  . . . . . . . . . .   174,540    0.92%
  Class C Common Stock  . . . . . . . . . .    38,481    1.51%


















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

Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109
  Class A Common Stock  . . . . . . . . . . 1,476,100    7.78%
  Class C Common Stock  . . . . . . . . . .      --     --

The Airlie Group L.P.
201 Main Street
Suite 3200
Fort Worth, TX 76102
  Class A Common Stock  . . . . . . . . . . 1,052,864    5.54%
  Class C Common Stock  . . . . . . . . . .      --     --

Joseph P. Cavanaugh
  Class A Common Stock  . . . . . . . . . .       860   --
  Class C Common Stock  . . . . . . . . . .        --   --

All officers and directors as a group
  (14 persons)
  Class A Common Stock  . . . . . . . . . . 6,522,070   34.34%
  Class C Common Stock  . . . . . . . . . . 1,399,399   54.98%

- -----------------
(1)  Includes 100,000 shares owned by Mr. Edelman's wife.

(2) Audrey Sevin is Executrix and the primary beneficiary of the Estate of Malvin P. Sevin.

(3) These shares are owned of record by Deltec Securities Corp., 535 Madison Avenue, New York, NY which has the power to vote the shares under discretionary account arrangements. Such voting power may be revoked at any time by the beneficial owner.


     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the two fiscal years ended December 31, 1993, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

     Based upon the Shareholders' Agreement described below under "Shareholders' Agreement", all or some of the beneficial owners listed above may be deemed a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     Messrs. Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Irik P. Sevin, Wolfgang Traber, Max Warburg and Mrs. Audrey L. Sevin are directors of the Company and Mr. Irik P. Sevin, and Mrs. Audrey Sevin are officers of the Company.

Shareholders' Agreement

     The shareholders of the Company have entered into a Shareholders' Agreement which provides that they will vote their shares to elect as directors of the Company six persons designated by a group consisting of Irik P. Sevin, the Estate of Malvin P. Sevin, Audrey L. Sevin, Thomas J. Edelman, Phillip Ean Cohen and Margot Gordon (the "Sevin Group") and three persons designated by certain
other shareholders of the Company (the "Traber Group").   Each group may
designate its directors by action of the holders of a majority of the Common Stock held by the group. The by-laws of the Company provide for the election of not less than six and not more than fifteen directors. The Board of Directors has fixed the number of directors at seven; however, if and whenever Special

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

Dividends on the Class B Common Stock are in arrears and not fully paid or declared and a sum sufficient for the payment thereof set aside for four Dividend Payment Dates the number of directors shall be increased by two. Of the present directors, Irik P. Sevin, Audrey L. Sevin, Thomas J. Edelman and Phillip Ean Cohen have been designated by the Sevin Group and Wolfgang Traber, Richard O'Connell and Max M. Warburg have been designated by the Traber Group. All such obligations to vote for directors shall lapse if Irik P. Sevin or Audrey L. Sevin no longer owns, directly or indirectly, and/or has sole voting power over at least 51% of the shares of Class C Common Stock held by all members of the Sevin Group.

     The Shareholders' Agreement provides that the consideration per share which may be received by a holder of Class C Common Stock upon a sale of shares of Class C Common Stock may not exceed the average of the last reported sales prices per share of the Class A Common Stock for the 90 trading days preceding the date of such sale as reported on the NASDAQ National Market System, and that any premium above such consideration will inure to the benefit of the Company. In addition, the Shareholders' Agreement provides that the above provisions may not be modified without the consent of the holders of 80% of the issued and outstanding shares of Class A Common Stock. The Restated Articles of Incorporation of the Company provide that any transfer of a share of Class C Common Stock (i) to any person who is not a signatory to the Shareholders' Agreement or (ii) to any person after the date on which the Shareholders' Agreement is for any reason no longer in effect, will automatically result in the conversion of such share into a share of Class A Common Stock.

     The Shareholders' Agreement (as well as the Company's Articles of Incorporation) provides that certain actions may not be taken without the affirmative vote of 80% ("super-majority") of the entire Board of Directors (irrespective of vacancies) including at least one director who has been designated by the Traber Group. These matters include (i) engaging in any business other than the fuel oil distribution business, (ii) the merger or consolidation of the Company with a non-subsidiary corporation, (iii) investment of Company funds other than in specified securities, (iv) the sale, lease, transfer or other disposition of a significant portion of the Company's assets in any fiscal year other than the sale of petroleum products in the ordinary course of business and those investments permitted in (iii) above, (v) the liquidation, dissolution or winding up of the business of the Company, (vi) payment of any compensation to directors, (vii) the incurrence of more than a specified level of long-term debt, (viii) any issuance of more than a specified level of long-term debt, (ix) any issuance or repurchase of securities or any right or option to purchase Common Stock or any security convertible into capital stock, except in connection with the Company's dividend policy, (x) the making of, or any commitment for, any capital expenditures or purchase of assets at more than specified levels and (xi) the termination of Special Dividends. Action by shareholders on matters involving a merger or consolidation, liquidation, dissolution or winding up of the business of the Company or any amendment to the articles of incorporation or by-laws does not require a super-majority vote; Common Stock against any proposal for such items unless approved by a vote of at least 85% of the Class A Common Stock owned by them.

Meetings and Compensation of Directors

     During fiscal 1993, the Board of Directors met on three occasions. All Directors attended each of the three meetings with the exception of one director who was absent from one meeting. The Company pays each of its directors other than Irik P. Sevin an annual fee of $12,000. Directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualified. There is a Shareholders' Agreement governing the election of directors. While the Company does not pay any other direct or indirect compensation to directors in their capacity as directors, it has entered into certain transactions with persons who are directors, including Wolfgang Traber and Richard O'Connell, the members of the Compensation


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

Committee, and entities controlled by them and Thomas Edelman. These transactions are described below under "Certain Transactions."

Committees of the Board of Directors

     The Company's Board of Directors has an Audit Committee and a Compensation Committee. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected.

     Audit Committee. The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The members of the Audit Committee are Phillip Ean Cohen, Richard O'Connell and Wolfgang Traber. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. Members of the Audit Committee may not be employees of the Company. For Fiscal 1993, the Audit Committee held two meetings; all members were in attendance at such meetings.

     Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's Chief Executive Officer. During fiscal 1993, the Compensation Committee met in January 1993 to determine the bonus of the Co-Chief Executive Officers for 1992 and in March 1994 to establish the bonus of the Chief Executive Officer for 1993. Both members of the Compensation Committee were present at these meetings. See the Report of the Compensation Committee of the Board of Directors contained herein.

Certain Transactions

     Set forth below is information concerning (a) stock options granted by the Company to its chief executive officer and former co-chief executive officer and
(b) certain transactions between the Company and its directors.

     In October 1986, Irik P. Sevin purchased 161,313 shares of Class A Common Stock and 40,328 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) of the Company for $1,280,000 (which was the fair market value as established by the Pricing Committee pursuant to the Stockholders' Agreement). The purchase price was financed by a note originally due December 31, 1989, but which has been extended to December 31, 1994. The note was amended in 1991 to increase the principal amount by $152,841, the amount of interest due from October 22, 1990 through December 31, 1991 and to change the interest rate on the note effective January 1, 1992 from 10% per annum to the LIBOR rate in effect for each month plus 0.75%. The note was further amended in 1992 and in 1993 to increase the principal amount by an aggregate of $126,986, the amount of interest due from January 1, 1992 through December 31, 1992 and from January 1, 1993 through December 31, 1993. At any time prior to the due date of the note, Mr. Sevin has the right to require the Company to repurchase all or any of these shares (as adjusted for stock splits, dividends and the like) for $6.35 per share (the Put Price), provided, however, that Mr. Sevin may retain all shares of Class B Common Stock issued as stock dividends on the shares without adjustments to the Put Price. In December 1986, 50,410 shares of Class B Common Stock were issued as a stock dividend with respect to these shares, which shares were exchanged in October 1992 for 80,202 Class A Common Shares pursuant to an exchange offer. Upon the repurchase of the shares, the Company has agreed to

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

issue an eight-year option to Mr. Sevin to purchase a like number of shares at the Put Price. Mr. Sevin has entered into an agreement with the Company that he will not sell or otherwise transfer to a third party any of the shares of Class A Common Stock or Class C Common Stock received pursuant to this transaction until the note has been paid in full.

     In November 1986, the Company issued stock options to purchase 30,000 shares and 20,000 shares, of the Class A Common Stock of the Company to Irik P. Sevin and Malvin P. Sevin, respectively, subject to adjustment for stock splits, stock dividends, and the like, upon the successful completion of a public offering of at least 10% of the common stock of the Company. Such a public offering was completed in December 1986. The option price for the shares of Class A Common Stock was $20 per share. The options, which expire on November 30, 1994, are nontransferable. As a result of stock dividends in the form of Class A Common Stock and Class B Common Stock declared by the Company in December 1986, the exchange of Class C Common Stock for Class A Common Stock in July 1992, and special antidilution adjustments, the options held by Irik P. Sevin now apply to 89,794 shares of Class A Common Stock and 22,448 shares of Class C Common Stock and the options held by the Estate of Malvin P. Sevin now apply to 59,862 shares of Class A Common Stock and 14,966 shares of Class C Common Stock. The adjusted option price for each such share is $4.10.

     On December 2, 1986, the Company issued stock options to purchase 75,000 shares and 50,000 shares of Class A Common Stock to Irik P. Sevin and Malvin P. Sevin, respectively. The option price for the shares of Class A Common Stock was $20 per share. These options are nontransferable and expire November 30, 1994. As a result of stock dividends in the form of Class A Common Stock and Class B Common Stock declared by the Company in December 1986, the exchange of Class C for Class A Common Stock in July 1992, and special antidilution adjustments, the options held by Irik P. Sevin now apply to 224,483 shares of Class A Common Stock and 56,121 shares of Class C Common Stock and the options held by the Estate of Malvin P. Sevin now apply to 149,655 shares of Class A Common Stock and 37,414 shares of Class C Common Stock. The adjusted option price for each such share is $4.10.

     On December 28, 1987, the Company issued stock options to purchase 24,000 shares of Class A Common Stock and 6,000 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) to Irik P. Sevin. The option price for each such share is $7.50. These options are not transferrable and expire on January 1, 1996.

     On March 3, 1989, the Company issued stock options to purchase 72,000 shares of Class A Common Stock and 18,000 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) to Irik P. Sevin and 48,000 shares of Class A Common Stock and 12,000 shares of Class C Common Stock (after giving retroactive effect to the exchange of Class C Common Stock for Class A Common Stock in July 1992) to Malvin P. Sevin. The option price for each such share is $11.25. These options are non-transferrable. Malvin P. Sevin's options expired unexercised while Irik P. Sevin's options expire on March 3, 1999.

     In December 1992, Malvin P. Sevin passed away. All options previously owned by him are exercisable by his estate until the stated expiration date of such options.

     In January 1992, the Company renewed lease agreements originally entered into for delivery trucks with individuals who included Phillip Ean Cohen, Irik
P. Sevin, Thomas J. Edelman, Wolfgang Traber, the Estate of Malvin P. Sevin and Audrey L. Sevin. These leases are currently on a month to month basis but it is the Company's intention to extend the leases on terms comparable with leases from unrelated parties. Annual rent under these leases are approximately $150,000.


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

     In December 1993, the Company acquired an approximate 29.5% equity interest (42.8% voting interest) (the "Star Gas Investment") in Star Gas for $16.0 million in cash. Of such $16.0 million investment, $14.0 million was invested directly in Star Gas through the purchase of Series A 8% pay-in-kind Cumulative Convertible Preferred Stock of Star Gas, which is convertible into common stock of Star Gas, and $2.0 million was invested through Star Gas Holdings, Inc. ("Holdings"). Certain other investors (including Holdings) invested a total of $49.0 million of additional equity in Star Gas, of which $11.0 million was in the form of cash and $38.0 million resulted from the conversion of long-term debt and preferred stock into equity.

     The purpose of the Company's equity investment in Holdings was to provide Holdings with sufficient equity capital (for income tax purposes) to permit the remaining $9.0 million of Holdings' funds to be raised through the sale of convertible debentures. This provided the purchasers of such debentures, who are primarily foreign persons, with favorable tax treatment with respect to the interest payable thereon (i.e. no withholdings of interest on the debentures for federal income tax purposes as compared to withholding on preferred stock dividends) thereby facilitating the raising of such funds. All of the common stock of Holdings is owned by Hanseatic Corporation of which Mr. Wolfgang Traber, a director of Petro, is the Managing Director.

     Mr. Traber is one of the two directors of Holdings. In addition, certain stockholders of the Company (including members of the Traber Group, but excluding members of the Sevin Group) are holders of convertible debentures of Holdings. However, the Company does not believe that Holdings may be considered an "affiliate" of Petro within the meaning of the Securities Act of 1933, as amended (the "Securities Act") as the Sevin Group which (pursuant to a shareholders' agreement) has the right to elect a majority of the directors of the Company, does not have voting or any other control rights with respect to Holdings.

     Star Gas has granted to the Company an option, exercisable through December 20, 1998, to purchase 500,000 shares of common stock of Star Gas (representing 10% of Star Gas' equity) for an aggregate purchase price of approximately $5.0 million.

     In addition, each of the other investors in Star Gas (including each such investor whose investment is held through Holdings) has granted to the Company an option, exercisable for the period beginning on the date that Star Gas' audited financial statements for the year ended September 30, 1994 are first delivered to such investors and ending on December 31, 1998, to purchase such investor's interest in Star Gas (or, in the case of Holdings, to purchase such investor's interest in Holdings). In addition, each such investor has an unconditional option, exercisable beginning January 1, 1999 and ending on December 31, 1999, to require the Company to purchase such investor's interest in Star Gas (or Holdings). The purchase prices upon exercise of any such options are calculated based upon specified multiples of Star Gas' EBITDA, subject to certain minimum prices, and are payable in cash or Class A Common Stock of the Company or, in the case of the Holdings investors, in cash, subordinated debt of the Company or, if the Company is not then permitted to issue such debt, preferred stock of the Company.

     The investors in Star Gas have entered into a shareholders' agreement, which provides that the Company is entitled to nominate for election up to three persons to serve as directors of Star Gas, Holdings is entitled to nominate up to two persons, and the other investors (in total) are entitled to nominate up to three persons. In addition, the shareholders' agreement provides that each investor in Star Gas, prior to selling any of its equity interests in Star Gas to any purchaser other than another investor in Star Gas, must first offer to sell such equity interests to Star Gas and then to such other investors.

     The Company will manage Star Gas' business under a Management Services Agreement which provides for an annual cash fee of $500,000 and an annual bonus equal to 5% of the increase in Star Gas' EBITDA over the year ended September 30, 1993, payable in common stock of Star Gas pursuant to a formula set forth in the Management Services Agreement. Star Gas also will reimburse the Company for its expenses and the cost of certain Company personnel.

     Warwick Energy Advisors, Inc. ("Warwick"), a company controlled by Thomas Edelman, provided consulting and advisory services to the Company in connection with the Star Gas Investment for which the Company paid Warwick a consulting fee of $450,000.

                               EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company during 1993, which officers serve at the discretion of the Board of
Directors:

     Irik P. Sevin has been a director of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mr. Sevin has been President of Petro, Inc. since November 1979 and of the Company since 1983 and Chairman of the Board of the Company since January 1993. Between January 1979 and November 1979, he was Executive Vice President of Petro, Inc. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

     C. Justin McCarthy has been Senior Vice President-Operations of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Prior to his joining the Company, Mr. McCarthy was General Manager of the New York City operations for Whaleco Fuel Oil Company from 1976 to 1979 and was General Manager of the Long Island Division of Meenan Oil Co., Inc. from 1973 to 1976. Mr. McCarthy is a graduate of Boston College (B.B.A.) and the New York University Graduate School of Business Administration (M.B.A.).

     Joseph P. Cavanaugh has been Controller of Petro, Inc. since 1973 and of the Company since its organization in 1983. He was elected a Vice President of the Company in October 1983 and a Senior Vice President since January 1993. Mr. Cavanaugh is a graduate of Iona College (B.B.A.) and Pace University (M.S. in Taxation).

     Audrey L. Sevin has been a director and Secretary of Petro, Inc. since January 1979 and of the Company since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A.W. Fuel Co., Inc. from 1952 until its purchase by the Company in May 1981. Mrs. Sevin is a graduate of New York University (B.S.).

     George Leibowitz has been Senior Vice President of the Company since November 1, 1992. From 1985 to 1992, prior to joining the Company, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President-Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a Certified Public Accountant and a graduate of Columbia University (B.A.
1957) and the Wharton Graduate Division, University of Pennsylvania (M.B.A.
1958).

     George Russell has been Senior Vice President - Marketing and Sales since May 1993. From 1986 to 1993, prior to joining the Company, Mr. Russell was the Vice President of Marketing and Sales for Harvard Community Health Plan. Form 1981 to 1986, Mr. Russell was a Marketing Manager with the Gillette Company. Mr. Russell is a graduate of Western New England College (B.S. 1977), St. John's University (M.B.A. 1979) and Harvard Graduate School of Business (Advanced Management Program - Marketing 1988).

     Richard F. Ambury has been Assistant Controller of the Company since June 1983 and was elected Vice President - Assistant Controller in December 1992. From 1979 to 1983, Mr. Ambury was employed by a predecessor firm of KPMG Peat Marwick, a public accounting firm. Mr. Ambury graduated from Marist College with a degree in Business Administration in 1979 and has been a Certified Public Accountant since 1981.

     James J. Bottiglieri has been Assistant Controller of the Company since 1985 and was elected Vice President - Assistant Controller in December 1992. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick, a public accounting firm. Mr. Bottiglieri graduated from Pace University with a degree in Business Administration in 1978 and has been a Certified Public Accountant since 1980.

     Matthew J. Ryan, who has been employed by the Company since 1987, has been Manager of Supply and Distribution of the Company since 1990 and was elected Vice President--Supply in December 1992. From 1974 to 1987, Mr. Ryan was employed by Whaleco Fuel Corp., a subsidiary of the Company which was acquired in 1987. Mr. Ryan graduated from St. Francis College with a degree in Accounting in 1983 (B.S.).

     Audrey L. Sevin is the mother of Irik P. Sevin and there are no other familial relationships between any of the directors and executive officers.

                             EXECUTIVE COMPENSATION


     The following table sets forth the cash compensation paid by the Company and its subsidiaries for services during fiscal 1991, 1992 and 1993 to each of the Company's five most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                   Long Term
                                                                  Compensation
                             Annual Compensation                    Awards
                          --------------------------------------  -------------
                                                                            All
                                                          Other            Other
                                                          Annual         Compen-
        Name and                                          Compen-         sation
   Principal Position      Year     Salary      Bonus     sation  Options   (1)
   ------------------      ----     ------      -----     ------  ------- ------

 Irik P. Sevin              1993  $350,000    $800,000
  Chairman, President       1992   350,000     800,000
  Chief Executive Officer   1991   350,000     311,000

 Justin McCarthy            1993   200,000     112,500                    13,035
  Senior Vice President     1992   175,000      75,000                    12,649
  Operations                1991   175,000

 Joseph P. Cavanaugh        1993   211,000       5,000                    13,035
  Senior Vice President     1992   201,000      10,000                    12,649
  Administration            1991   201,000

 George Leibowitz           1993   200,000                       25,000(2)
  Senior Vice President-    1992    29,107     170,000           25,000(2)
  Finance and Corporate
  Development

 George Russell             1993   133,333             $45,905(3)
  Senior Vice President-
  Marketing and Sales
____________________

(1) Other compensation consists of amounts paid in connection with the Company's non-qualified alternative savings plan.

(2) The options are exercisable to purchase shares of Class A Common Stock of the Company.

(3) Amounts represent reimbursement by the Company of moving expenses incurred by Mr. Russell in connection with his relocation to Stamford, Connecticut at the Company's request.

     The following table presents the value of unexercised options held by the named executives at December 31, 1993:

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                        ---------------------------------

                        Number of Unexercised                  Value of
                     Options at December 31, 1993      In the Money Options at
Name               Exercisable (E)/Unexercisable (U)     December 31, 1993(1)
- ----               ----------------------------------  -----------------------

Irik P. Sevin
 Class A ..................   410,277(E)                       $1,491,388
 Class C ..................   102,569(E)                       $  372,846

George Leibowitz
 Class A ..................     5,000(E)
 ..........................    45,000(U)

_____________
(1) Values are calculated by deducting the exercise price from the fair market value of the stock as of December 31, 1993.


                       Options Granted In Last Fiscal Year
                       -----------------------------------

     The following table sets forth certain information concerning Options granted during 1993 to the named executives:

                                                                                Potential Realizable Value
                                                                                  at Assumed Annual Rates
                                                                                of Stock Price Appreciation
                              Individual Grants                                       for Option Term
- ------------------------------------------------------------------------------- ---------------------------
                                  % of Total
                                   Options                Market
                                  Granted to   Exercise  Price On
                      Options     Employees     Price    the Date   Expiration
Name                Granted (#)    in 1993    ($ Share)  of Grant      Date        0%      5%     10%
- ----------------    -----------   ----------  ---------  --------   -----------  -----   -----   -----
George Leibowitz     25,000(1)       100%       $11.00    $8 3/8      9/30/98      -       -    $62,250

- ----------
(1) Twenty percent of the options become exercisable on each of next five anniversary dates of the grant (June 30, 1993). In the event of termination of employment prior to the expiration date, the option may be exercised (to the extent then exercisable) at any time within 60 days after termination; however, if such termination shall have been for cause or voluntarily without the consent of the Company, the option to the extent not exercised shall lapse.


Pension Plans

     The Company maintains various retirement plans for substantially all non-union employees. The executive officers of the Company are eligible to participate in a qualified benefit pension plan (the "Pension Plan") which the Company maintains for its non-union employees.

     The Pension Plan covers non-union employees who complete one year of service. The Pension Plan generally provides to each participant who retires at age 65 an annual benefit equal to 1.25% of the participant's average annual compensation (defined as the average of such participant's highest five year earnings out of the prior ten years before retirement) multiplied by the number of such participant's benefit years of service. A participant who has attained age 55 and has completed 5 years of service may retire early and receive an actuarial reduced benefit.

     For the purposes of the Pension Plan, the following are the benefit years of service through December 31, 1993 and the covered compensation for the calendar year ended December 31, 1993 for each individual named in the preceding compensation table:

                                             Benefit   Covered
               Name                           Years  Compensation
               ----                          ------- ------------

               Irik P. Sevin  . . . . . . . .  15     $235,840
               C. Justin McCarthy . . . . . .  15      235,840
               Joseph P. Cavanaugh  . . . . .  24      216,000
               George Leibowitz . . . . . . .   1      200,000
               George Russell . . . . . . . .   0      133,333


     The following table shows estimated annual benefits which are not offset by Social Security or any other reductions, payable in the form of a straight life annuity under the Pension Plan to participants in the specified covered compensation and benefit years of service classifications who retire having reached their normal retirement dates.

                               PENSION PLAN TABLE

Remuneration                            Years of Service
- ------------   --------------------------------------------------------------
                   10        15         20        25        30         35

$  100,000 ... $ 12,500  $ 18,750   $ 25,000  $ 31,250  $ 37,500   $ 43,750
   200,000 ...   25,000    37,500     50,000    62,500    75,000     87,500
   300,000*...   37,500    56,250     75,000    93,750   112,500    131,250**
   400,000*...   50,000    75,000    100,000   125,000** 150,000**  175,000**
   500,000*...   62,500    93,750    125,000** 156,250** 187,500**  218,750**
   600,000*...   75,000   112,500    150,000** 187,500** 225,000**  262,500**
   700,000*...   87,500   131,250**  175,000** 218,750** 262,500**  306,250**
   800,000*...  100,000   150,000**  200,000** 250,000** 300,000**  350,000**
   900,000*...  112,500   168,750**  225,000** 281,250** 337,500**  393,750**
 1,000,000*...  125,000** 187,500**  250,000** 312,500** 375,000**  437,500**
 1,100,000*...  137,500** 206,250**  275,000** 343,750** 412,500**  481,250**
 1,200,000*...  150,000** 225,000**  300,000** 375,000** 450,000**  525,000**
 1,300,000*...  162,500** 243,750**  325,000** 406,250** 487,500**  568,750**
 1,400,000*...  175,000** 262,500**  350,000** 437,500** 525,000**  612,500**
 1,500,000*...  180,000** 270,000**  360,000** 450,000** 540,000**  630,000**

*Exceeds Maximum Covered Compensation considered under the Plan of $235,840.

**Exceeds Maximum Benefit Payable under the Plan of $118,800.

     The Company has adopted a non-qualified supplemental retirement plan which benefits 15 employees and retirees, including Irik P. Sevin, C. Justin McCarthy and Joseph P. Cavanaugh. Under the Pension Plan, the projected normal retirement pension benefits of Messrs. Sevin, Cavanaugh and McCarthy are $8,312, $6,889 and $7,493 per month, respectively. Under the supplemental retirement plan, Mr. Sevin's normal retirement benefit would be increased by $736 per month, Mr. Cavanaugh's normal retirement benefit would be increased by $1,320 per month and Mr. McCarthy's normal retirement benefit would be increased by $942 per month. No other named Executive Officer participated in the supplemental retirement plan.

Report of Compensation Committee of the Board of Directors

     The Compensation Committee's executive compensation philosophy (which is intended to apply to all Company management) is to assure competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry, with senior management's compensation packages being weighted more heavily toward programs contingent upon the Company's level of performance. The current executive compensation structure consists of base salary and annual cash incentive bonuses. The Company assesses compensation levels in comparison with those of competitors in the retail fuel oil industry. Since no competitor is subject to the reporting requirements of the Securities Exchange Act of 1934 or otherwise publishes information concerning executive compensation, the Company largely derives its information from companies acquired in its acquisition program. In evaluating this information, the Committee took into account the fact that such companies are generally substantially smaller than the Company with mature businesses that evidence little or no growth. In contrast, the Company's volume, EBITDA and NIDA have increased at compounded annual growth rates of 16.7%, 22.2% and 17.2%, respectively, from 1980 through 1993.

     With respect to the Chief Executive Officer (who also serves as Chief Financial Officer), the Company also considers the compensation structure applicable to the investment banking industry due to Mr. Sevin's substantial expertise in and contribution to the Company in the fields of acquisitions and corporate finance. Under the leadership of the Chief Executive Officer, the Company has successfully maintained an active acquisition program which is the primary reason its volume, EBITDA and NIDA have increased at the compounded annual growth rates discussed above. To finance this expansion, Mr. Sevin, in his capacity as Chief Financial Officer, has guided the Company through public and private debt and equity offerings, including four public and three private debt offerings and one private and two public equity offerings.

     It is the responsibility of the Compensation Committee to establish the base salary, bonus and other incentive compensation of the Chief Executive Officer and to review the levels of compensation established by the Chief
Executive Officer for the other executive officers of the Company.   Consistent
with its philosophy, the Compensation Committee has established the base salary of the Chief Executive Officer at $350,000 which level has been maintained for several years and approves a cash bonus each year based on the Company's performance, principally NIDA (defined below), although the Compensation Committee also considers other factors which reflect on the performance of the Chief Executive Officer, including steps taken to position the Company for future growth, the accomplishment of specific tasks and the undertaking of added responsibilities (aside from acquisition activities) and the introduction and implementation of programs and policies which are believed to promote long term stability and growth.

     In March 1994, the Committee awarded Mr. Sevin a cash bonus of $800,000 (the same as 1992) for fiscal 1993. In addition, in March 1994 the Committee awarded Mr. Sevin ten-year options to acquire 100,000 shares of Class A Common Stock at an exercise price equal to the fair market value on the date of grant. In determining the size of the bonus and the award of options, the Committee considered the Company's financial performance on both a short-term and long-term basis. Although NIDA decreased in 1993 from 1992, the Committee believes that this was more than offset by a number of factors, including his contributions in 1993 in positioning the Company for future expansion and his continued importance in ensuring the continuation of the Company's historically favorable growth rates.

     In this regard, the Committee considered that the Company's growth in the past decade has been directly tied to the success of its acquisition program and its future growth will depend on its ability to identify and successfully consummate acquisitions. The Compensation Committee believes that Mr. Sevin has been the single key person in the conceptualization and implementation of this acquisition program, having successfully completed 145 acquisitions from 1979 through 1993, including nine acquisitions in 1993. The Committee believes that Mr. Sevin will continue to play a key role in the Company's acquisition program and that it is in the Company's best interest to compensate Mr. Sevin at a level which recognizes his continued importance. In addition, the Committee considered that during 1993 Mr. Sevin has broadened the Company's strategic focus by structuring, negotiating and completing the Star Gas investment which the Compensation Committee believes has afforded the Company an opportunity to grow significantly in a related industry which is larger than the fuel oil industry.

     In addition to Mr. Sevin's contributions to the future growth of the Company, the Committee considered that during 1993 Mr. Sevin performed by himself the duties of chairman and chief executive officer (in addition to his positions as president and chief financial officer) that he previously shared with Malvin P. Sevin prior to Malvin Sevin's demise in 1992. This resulted in a significant reduction in the executive compensation expenses payable by the Company in 1993.

     NIDA is defined as consolidated net income (loss) plus depreciation and amortization and the amount of non-cash expenses associated with key employees' deferred compensation plans, less accrued preferred stock dividends, excluding net income (loss) derived from investments accounted for by the equity method, except to the extent of any cash dividends received by the Company.

     The Chief Executive Officer establishes the base salary and bonuses for the other executive officers which is reviewed annually by the Compensation Committee. Numerous objective and subjective factors are considered in establishing compensation for other executive officers including an overall assessment of their importance to the Company, their ability to achieve objectives on programs managed by them, including adherence to the Company's annual budget, the contribution of areas managed by them to NIDA and their future potential.

     The Omnibus Budget Reconciliation Act of 1993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated officers. While the Committee cannot predict with certainty how the Company's compensation might be affected, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation philosophy as described in this report. In this regard, see the Proposal to Approve the Senior Executive Incentive Compensation Plan described below.

                              Wolfgang Traber
                              Richard O'Connell

Compensation Committee Interlocks and Insider Participation

     Messrs. Wolfgang Traber and Richard O'Connell, both of whom are directors of the Company, served as the members of the Compensation Committee during 1993.

     In January 1992, the Company renewed lease agreements originally entered into for delivery trucks with individuals who included Phillip Ean Cohen, Irik
P. Sevin, Thomas J. Edelman, Wolfgang Traber, the Estate of Malvin P. Sevin and Audrey L. Sevin. These leases are currently on a month to month basis but it is the Company's intention to extend the leases on terms comparable with leases from unrelated parties. Annual rent under these leases are approximately $150,000.

     Mr. Traber is one of the two directors of Holdings and is the Managing Director of Hanseatic Corporation which owns all of the issued and outstanding shares of common stock of Holdings. In connection with the Star Gas Investment, the Company purchased $2,000,000 of Holdings' preferred stock. See "Certain Transactions."

Employment Contracts and Change of Control Arrangements

     The Company has no employment agreements with its executive officers, other than one with George Leibowitz. In November, 1992, the Company entered into an employment agreement with Mr. Leibowitz which continues for an indefinite period of time, but is cancelable by either Mr. Leibowitz or the Company upon 30 days' written notice. The employment agreement provided for a signing bonus of $170,000, provided that if Mr. Leibowitz voluntarily terminates his employment with the Company without the written consent of the Company or if his employment is terminated by the Company with cause, he is required to repay to the Company a portion of his signing bonus. During the term of his employment, Mr. Leibowitz will receive a base salary of $200,000, subject to increases and bonuses as may be determined by the Board of Directors. If Mr. Leibowitz' employment is terminated by the Company, other than for cause, or if Irik Sevin and Audrey Sevin no longer own directly or indirectly, or have sole voting power over, at least 51% of the shares of the Class C Common Stock of the Company ("Change in Control") and his employment is terminated voluntarily within six months after such change of control, then Mr. Leibowitz will continue to receive his then current salary for a period of 36 months after termination.

     Simultaneously with the execution of the agreement, the Company issued to Mr. Leibowitz an option to purchase 25,000 shares of the Company's Class A Common Stock at $11 per share. On June 30, 1993, the Company issued an identical option to purchase 25,000 shares of Class A Common Stock at $11 per share. Twenty percent of the options become exercisable on each of the next five anniversary dates of the grants.

     In March 1993, the Company entered into an agreement with Justin McCarthy which provides that if his employment is terminated prior to July 12, 1999 for any reason he will receive severance pay equal to his prior year's salary and bonus; provided, however, that if his employment is terminated (a) without cause by the Company, (b) for any reason during the period of six months following a Change in Control, he will receive severance pay equal to the aggregate of his salary and bonuses or (c) if after July 12, 1999 for any reason, he will receive severance pay equal to the aggregate of his salaries and bonuses for the immediately preceding three fiscal years.

                           [PERFORMANCE GRAPH]
             [Filed in paper format under cover of Form SE]

                       APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG Peat Marwick have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick were the auditors for the Company for the year ended December 31, 1993 and the Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to shareholder approval, the Board of Directors has appointed this firm as the Company's Independent Auditors for the year 1994.

     Representatives of the Firm are expected to attend the 1994 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to Shareholder questions.

     The following proposal will be presented to the meeting:

     "Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick, 345 Park Avenue, New York, NY 10154, as Independent Auditors for the year 1994 is hereby approved."

     The Board of Directors recommends a vote FOR this proposal.


                   AMENDMENT TO RESTATED AND AMENDED ARTICLES
                    OF INCORPORATION TO INCREASE THE DIVIDEND
                   RATE APPLICABLE TO THE 1989 PREFERRED STOCK

     The Board of Directors has approved and proposed for submission for Shareholders' approval an amendment to the Company's Restated and Amended Articles of Incorporation to increase the dividend rate applicable to each class of the Company's 1989 Preferred Stock, par value $.10 per share (the "1989 Preferred Stock") by $2.00 per share per annum.

     At present there are 250,000 shares of 1989 Preferred Stock outstanding divided into 50,000 shares of Class A 1989 Preferred Stock, which pays annual dividends at the rate of $12.00 per share; 50,000 shares of Class B 1989 Preferred Stock which pays annual dividends at the rate of $11.84 per share; and 150,000 shares of Class C Preferred Stock which pays annual dividends at the rate of $12.61 per share. Dividends are payable on February 1 and August 1.

     In January 1994, the Company solicited consents from the holders of its publicly traded 10 1/8% Subordinated Notes due 2003 ("Public Notes") and from certain institutional holders of private notes ("Private Notes") and 1989 Preferred Stock to amend certain provisions of the respective agreements pursuant to which the Public Notes, Private Notes and 1989 Preferred Stock were issued. These amendments were required in order to permit the sale by the Company of $75,000,000 in principal amount of its 9 3/8% Subordinated Debentures due 2006 in February 1994. In connection with such solicitation the Company paid certain consideration to the holders of its Public Notes and Private Notes and agreed to take such actions as shall be required to increase the dividend rate applicable to the 1989 Preferred Stock to a rate which would be $2.00 above the rate otherwise provided in the Company's Restated and Amended Articles of Incorporation. Until such increase is effective the Company is contractually bound to pay an amount equal to the increase to the holders of the 1989 Preferred Stock.

     The Company has already made a payment of $257,000 in lieu of the increased dividends for the period January 26, 1994 through July 31, 1994. The proposed amendment to the Restated and Amended Articles would increase the annual dividend rate on each series of the 1989 Preferred Stock by $2.00 per share beginning with the dividend payable on February 1, 1995.

     The Board of Directors recommends a Vote FOR the proposed amendment.

                             PROPOSAL TO APPROVE THE
                           SENIOR EXECUTIVE INCENTIVE
                                COMPENSATION PLAN

     The Board of Directors has approved and proposed for submission for Shareholders' approval the Senior Executive Incentive Compensation Plan (the "Plan"). The purpose of the Plan is to permit the Company to continue to provide the Company's Chief Executive Officer with annual cash incentive compensation awards based on meeting certain performance goals (as described under "The Compensation Committee Report") while preserving the deductibility of such amounts for Federal income tax purposes.

     The Omnibus Budget Reconciliation Act (the "Act") of 1993 places new restrictions that begin to apply in 1994 on the deductibility for Federal income tax purposes of executive compensation paid by public companies. Under these new restrictions the Company will not be able to deduct compensation paid to its five most highly paid executive officers in excess of $1,000,000 (per officer) unless the compensation meets the definition of "performance based compensation" set forth in the Act and the regulations promulgated thereunder, including a requirement that compensation be awarded pursuant to a plan that is approved by the shareholders of the Company. Non-deductibility would result in additional costs to the Company with respect to such compensation.

     The Plan provides that commencing with fiscal 1994, the Company's Chief Executive Officer shall be entitled to receive an annual cash incentive bonus equal to his bonus for fiscal 1993 which shall be subject to increase or decrease, as the case may be, in direct proportion to the increase or decrease, if any, in Adjusted NIDA per share (as defined) in the bonus year as compared to 1993.

     Adjusted NIDA per share means the sum of (i) NIDA of the Company plus (ii) NIDA of Star Gas (without duplication) divided by the weighted average number of shares of the Company's Common Stock outstanding during such fiscal year. NIDA of Star Gas means Star Gas' NIDA multiplied by the Company's weighted average equity ownership in Star Gas for the fiscal year.

     If approved by Shareholders, the Board of Directors may thereafter amend, alter or discontinue the Plan at any time, except as to those terms required by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") to be approved by the Shareholders. The Plan shall be administered by the Compensation Committee of the Board of Directors. The composition of such Committee will be intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder.

     The Company anticipates that amounts paid pursuant to the Plan to the Chief Executive Officer will be fully deductible for Federal income tax purposes.

     The Board of Directors recommends a Vote FOR approval of the Plan.


                             PROPOSAL TO APPROVE THE
                             1994 STOCK OPTION PLAN

     The Board of Directors has adopted and proposed for submission for Shareholders' approval the 1994 Stock Option Plan of the Company (the "Stock Option Plan"). The Board believes that the Stock Option Plan is desirable to attract and retain executives and other key employees of outstanding ability. Approximately 25 persons, including 9 executive officers are expected to be eligible to participate in the Stock Option Plan.

     The Stock Option Plan is set forth as Exhibit A to the Proxy Statement and the following description is qualified in its entirety by reference thereto. A maximum of 1,000,000 shares of Class A Common Stock (subject to adjustment described below) have been reserved for issuance by the Company pursuant to options to be granted under the Stock Option Plan.

     The Stock Option Plan will be administered by the Company's Board of Directors unless and until the Board of Directors shall appoint the members of the Stock Option Committee (the "Committee") who may also be the members of the Compensation Committee. The composition of such Committee will be intended to satisfy the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, as well as the requirements of Section 162(m) of the Code and the regulations promulgated thereunder. During the 10-year period ending in 2004, the Committee will have authority, subject to the terms of the Stock Option Plan, to determine when and to whom to make grants under the plan, the number of shares to be covered by the grants, the types and terms of options and SARs to be granted and the exercise prices of options and SARs, to interpret and implement the Plan, and to prescribe, amend and rescind rules and regulations relating to the Stock Option Plan. The Committee's determinations under the Stock Option Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Stock Option Plan (whether or not such persons are similarly situated).

     The Company's Board of Directors may amend, suspend or discontinue the Stock Option Plan at any time except that, unless an amendment is approved (at a meeting held within 12 months before or after the date of such amendment) by the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, no such amendment may (i) materially increase the maximum number of shares as to which awards may be granted under the Stock Option Plan, except for adjustments to reflect stock dividends or other recapitalizations affecting the number or kind of outstanding shares, (ii) materially increase the benefits accruing to Stock Option Plan participants, or (iii) materially change the requirements as to eligibility for participation in the Stock Option Plan.

     Under the terms of the Stock Option Plan, "incentive stock options" ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986 (the "Code"), "nonqualified stock options" ("NQSOs") and SARs may be granted to officers, key employees and consultants of the Company and any of its subsidiaries (as defined in the Stock Option Plan), except that ISOs may be granted only to employees of the Company and its subsidiaries. The Stock Option Plan contains no limitations upon the number of shares with respect to which options or SARs may be granted to an individual over the term of the Stock Option Plan.

     To the extent that the aggregate fair market value (as defined in the Stock Option Plan), determined as of the date of grant of an ISO, of Class A Common Stock with respect to which ISOs granted under the Stock Option Plan and all other option plans of the Company or its subsidiaries exercisable for the first time by an individual during any calendar year exceeds $100,000, such options shall be treated as options which are not ISOs. The foregoing limitation does not apply to NQSOs.

     Initially, each ISO will be exercisable over a period, determined by the Committee in its discretion, but not to exceed 10 years from the date of grant, as required by the Code. In addition, in the case of an ISO granted to an individual who, at the time such ISO is granted, owns shares possessing 10% or more of the total combined voting power of all classes of stock of the Company or its subsidiary corporations (a "10% Stockholder"), the exercise period for an ISO may not exceed five years from the date of grant. In the case of NQSOs, the exercise period, not to exceed 10 years from the date of grant, shall in all cases be determined by the Committee. Options may be exercisable during the option period at such times, in such amounts, in accordance with such terms and conditions, and subject to such restrictions, as are set forth in the option agreement evidencing the grant of such options. The Committee may, in its discretion, with the grantee's consent, cancel any award of options or SARs and issue a new award in substitution therefor or accelerate the exercisability of any award granted under the Stock Option Plan or extend the scheduled expiration of an award.

     The exercise price of an ISO or an NQSO (the "Option Price") may not be less than the fair market value of the shares of Class A Common Stock on the date of grant, except that, in the case of an ISO granted to a 10% Stockholder, the Option Price may not be less than 110% of such fair market value. The Option Price of, and the number of shares covered by, each option will not change during the life of the option, except for adjustments to reflect stock dividends, splits, other recapitalization or reclassifications or changes affecting the number or kind of outstanding shares.

     The shares purchased upon the exercise of an option are to be paid for in cash or, with the Committee's consent, in its discretion, by delivery of the optionee's promissory note, upon such terms and conditions as the Committee may prescribe, or, if so provided in the applicable option agreement, by delivery of previously acquired shares of Class A Common Stock with a fair market value equal to the total Option Price, or in a combination of such methods.

     Options and stock appreciation rights ("SARs") may be transferred by an optionee or grantee only by will or by the laws of descent and distribution, and may be exercised only by the optionee or grantee during his lifetime. Except as otherwise provided in the applicable plan agreement, all of an optionee's or a grantee's outstanding awards shall terminate upon his termination of employment or service for any reason.

     The Committee may grant SARs in conjunction with all or part of an option. Upon the exercise of a SAR, a holder will generally be entitled, without payment to the Company, to receive cash, shares of Common Stock or any combination thereof, as determined by the Committee, in an amount equal to the excess of the fair market value of one share of Class A Common Stock on the exercise date over the exercise price of the related option, multiplied by the number of shares in respect of which the SAR is exercised.

     Tax Aspects of the Stock Option Plan. The following are the principal Federal income tax consequences generally applicable to awards granted under the Stock Option Plan. The grant of an option or SAR will create no Federal income tax consequences for the recipient or the Company or a subsidiary employing the recipient ("employer"). The holder of an ISO will have no taxable income upon exercising an ISO (except that the holder may have income for alternative minimum tax purposes), and the employer generally will receive no deduction when an ISO is exercised. In general, upon exercising a stock option other than an ISO, the optionee must recognize ordinary income equal to the excess of the fair market value of the stock acquired on the date of exercise over the option price, and the employer will then be entitled to a deduction for the same amount. In general, upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares or other property received are taxable to the recipient as ordinary income and deductible by the employer. The tax treatment to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and on whether such shares were acquired by exercising an ISO, an SAR or an option other than an ISO. Generally, there will be no Federal income tax consequences to the employer in connection with a disposition of shares acquired under an option except that the employer may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the Stock Option Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares received (determined as of the date of settlement) over (b) any amount paid for such shares by the holder of the award; and the employer will be entitled to a deduction at the same time and for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the excess of (a) the fair market value of the shares or other property received determined at the first time the shares or other property becomes transferable or not subject to substantial risk of forfeiture, whichever occurs earlier over (b) any amount paid for such shares or other property by the participant; the employer will be entitled to a deduction for the same amount at the time that the employee recognizes the income. Different tax rules may apply with respect to participants who are subject to
Section 16 of the Securities Exchange Act of 1934, as amended.

     On April 13, 1994, the last sales price of the Class A Common Stock as reported by NASDAQ was $7 7/8.

     The Board of Directors recommends a Vote FOR approval of the Stock Option Plan.


                                  OTHER MATTERS

Vote Required for Approval

     All shares represented by duly executed proxies will be voted FOR the election of the nominees named above as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors.

     With respect to the proposals to (i) approve the appointment of KPMG Peat Marwick as the Company's Independent Auditors, (ii) approve the amendment to the Company's Restated and Amended Articles of Incorporation to increase the dividend rate applicable to the 1989 Preferred Stock; (iii) approve the Senior Executive Incentive Compensation Plan; and (iv) approve the Stock Option Plan, all such shares will be voted for or against, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR such proposals.

     An affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for approval of all matters presented to shareholders for their consideration. Any shares not voted by abstention have the effect of a negative vote. Broker non-votes do not have any impact on the vote. In addition, the affirmative vote of the holders of a majority of the issued and outstanding shares of the 1989 Preferred Stock, voting separately as a class, is required to approve the amendment to the Company's Restated and Amended Articles of Incorporation to increase the dividend rate applicable to the 1989 Preferred Stock.

Voting Securities

     Shareholders of record at the close of business on April 26, 1994, will be eligible to vote at the meeting. The voting securities of Petro consist of its $.10 par value Class A Common Stock, of which 18,992,579 shares were outstanding on April 26, 1994 and $.10 par value Class C Common Stock of which 2,545,139 shares were outstanding on April 26, 1994. Each share of Class A Common Stock outstanding on the record date will be entitled to one vote and each share of Class C Common Stock outstanding on the record date will be entitled to ten votes.

     Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the Independent Inspectors of Election and certain

Petro employees who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Shareholder Proposals for 1995 Annual Meeting

     From time to time the shareholders of the Company submit proposals which they believe should be voted upon by the shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than December 27, 1994 in order to be considered for inclusion in the Company's 1995 proxy materials.


Matters Not Determined at the time of Solicitation

     The Board is not aware of any matters to come before the meeting other than the election of directors, the proposal to approve the appointment of KPMG Peat Marwick as the Company's Independent Auditors for the succeeding year, the approval of an Amendment to the Restated and Amended Articles of Incorporation to increase the dividend rate applicable to the 1989 Preferred Stock, the approval of the Senior Executive Incentive Compensation Plan and the approval of the Stock Option Plan. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


                              Audrey L. Sevin
                              Secretary


Stamford, CT
April 29, 1994


     The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1993 which includes financial statements has been mailed to Shareholders. The Annual Report does not form any part of the material for the solicitation of proxies.

                                                                  Exhibit A


                          PETROLEUM HEAT AND POWER CO., INC.
                                1994 STOCK OPTION PLAN


          1.   Purpose of the 1994 Stock Option Plan.

               Petroleum Heat and Power Co., Inc. (the "Corporation") desires to attract and retain the best available talent and to encourage the highest level of performance. The 1994 Stock Option Plan (the "Stock Option Plan") is intended to contribute significantly to the attainment of these objectives, by (i) providing long-term incentives and rewards to all key employees of the Corporation (including officers who are key employees of the Corporation and also including key employees of any subsidiary of the Corporation which may include officers or directors of any subsidiary of the Corporation who are also key employees of said subsidiary), and those directors (of subsidiaries only) and officers, consultants, advisers, agents or independent representatives of the Corporation or of any subsidiary (together, "Eligible Individuals"), who are contributing or in a position to contribute to the long-term success and growth of the Corporation or of any subsidiary, (ii) assisting the Corporation and any subsidiary in attracting and retaining Eligible Individuals with experience and ability, and
          (iii) associating more closely the interests of such Eligible Individuals with those of the Corporation's stockholders.
          Persons who are directors of the Corporation shall not be Eligible Individuals under the Stock Option Plan.

          2.   Scope and Duration of the Stock Option Plan.

               Under the Stock Option Plan, options ("Options") to purchase Shares of Class A common stock, par value $.10 per share ("Common Stock"), may be granted to Eligible Individuals. Options granted to employees (including officers and directors who are employees) of the Corporation or a subsidiary corporation thereof, may, at the time of grant, be designated by the Corporation's Board of Directors either as incentive stock options ("ISOs"), with the attendant tax benefits as provided for under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the "Code") or as nonqualified stock options. Stock appreciation rights (the "Rights") may be granted in association with Options. The aggregate number of shares of Common Stock reserved for grant from time to time under the Stock Option Plan is 1,000,000 shares of Common Stock which shares of Common Stock may be authorized but unissued shares of Common Stock or shares of Common Stock, which shall have been or which may be reacquired by the Corporation, as the Board of Directors of the Corporation shall from time to time determine. Such aggregate numbers shall be subject to adjustment as provided in Paragraph 12. If an Option shall expire or terminate for any reason without having been exercised in full or surrendered in full in connection with the exercise of a Right, the shares of Common Stock represented by the portion thereof not so exercised or surrendered shall (unless the Stock Option Plan shall have been terminated) become available for other options under the Stock Option Plan. Subject to Paragraph 14, no Option or Right shall be granted under the Stock Option Plan after ________________, 2004. The grant of an Option and/or a Right is sometimes referred to herein as an Award thereof.


          3.   Administration of the Stock Option Plan.

               This Stock Option Plan will be administered by the Board of Directors of the Corporation (the "Board of Directors"). The Board of Directors, in its discretion, may designate an option committee (the "Option Committee" or "Committee") composed of at least two members of the Board of Directors to administer this Stock Option Plan who may also be the members of the Compensation Committee of the Board of Directors. Members of the Stock Option Committee shall be independent non-employee directors of the Corporation and shall meet such other qualifications as the Board of Directors may determine. Subject to the express provisions of this Plan, the Board of Directors or the Committee (hereinafter, the terms "Option Committee" or "Committee" shall mean the Board of Directors whenever no such Option Committee has been designated) shall have authority in its discretion, subject to and not inconsistent with the express provisions of this Stock Option Plan, to direct the grant of Options, to determine the purchase price of the Common Stock covered by each Option, the Eligible Individuals to whom, and the time or times at which, Options shall be granted and subject to the maximum set forth in Paragraph 4 hereof, the number of shares of Common Stock to be covered by each Option; to designate Options as ISOs; to direct the grant of Rights in connection with any Option; to interpret the Stock Option Plan; to determine the time or times at which Options may be exercised; to prescribe, amend and rescind rules and regulations relating to the Stock Option Plan, including, without limitation, such rules and regulations as it shall deem advisable, so that transactions involving Options may qualify for exemption under such rules and regulations as the Securities and Exchange Commission may promulgate from time to time exempting transactions from Section 16(b) of the Securities and Exchange Act of 1934; to determine the terms and provisions of and to cause the Corporation to enter into agreements with Eligible Individuals in connection with Options (Awards) granted under the Stock Option Plan (the "Agreements"), which Agreements may vary from one another as the Committee shall deem appropriate; and to make all other determinations it may deem necessary or advisable for the administration of the Stock Option Plan.

                    Members of the Committee shall serve at the pleasure of the Board of Directors. The Committee shall have and may exer-cise all of the powers of the Board of Directors under the Stock Option Plan, other than the power to appoint a director to com-mittee membership. A majority of the Committee shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present shall be deemed the acts of the Committee. The Committee may also act by instrument signed by a majority of the members of the Committee.

                    Every action, decision, interpretation or determination by the Committee with respect to the application or administra-tion of this Stock Option Plan shall be final and binding upon the Corporation and each person holding any Option granted under this Stock Option Plan.

          4.   Eligibility:   Factors to be Considered in Granting Options
               and Designating ISOs (Awards).

               (a) Options may be granted only to (i) key employees (including officers and directors who are employees) of the Corporation or any subsidiary corporation thereof on the date of grant (Options so granted may be designated as ISOs), and (ii) directors or officers of the Corporation or a subsidiary corporation thereof on the date of grant, without regard to whether they are employees, and (iii) consultants or advisers to or agents or independent representatives of the Corporation or a subsidiary thereof. In determining the persons to whom Options (Awards) shall be granted and the number of shares of Common Stock to be covered by each Award, the Committee shall take into account the nature of the duties of the respective persons, their present and potential contributions to the Corporation's (including subsidiaries) successful operation and such other factors as the Board of Directors in its discretion shall deem relevant. Subject to the provisions of Paragraph 2, an Eligible Individual may receive Options (Awards) on more than one occasion under the Stock Option Plan. No person shall be eligible for an Option grant if he shall have filed with the Secretary of the Corporation an instrument waiving such eligibility; provided that any such waiver may be revoked by filing with the Secretary of the Corporation an instrument of evocation, which revocation will be effective upon such filing.

               (b) In the case of each ISO granted to an employee, the aggregate fair market value (determined at the time the ISO is granted) of the Common Stock with respect to which the ISO is exercisable for the first time by such employee during any calendar year (under all plans of the Corporation and any subsidiary corporation thereof) may not exceed $100,000.

               (c) In no event shall any Eligible Individual be granted options to purchase more than 200,000 shares of Common Stock pursuant to this Stock Option Plan.

          5.   Option Price.

               (a) The purchase price per share of the Common Stock covered by each Option shall be established by the Committee, but in no event shall it be less than the fair market value of a share of the Common Stock on the date the Option is granted. If, at the time an Option is granted, the Common Stock is publicly traded, such fair market value shall be the closing price (or the mean of the latest bid and asked prices) of a share of Common Stock on such date as reported in The Wall Street Journal (or a publication or reporting service deemed equivalent to The Wall Street Journal for such purpose by the Board of Directors) for any national securities exchange or other securities market which at the time is included in the stock price quotations of such publication. In the event that the Committee shall determine such stock price quotation is not representative of fair market value by reason of the lack of a significant number of recent transactions or otherwise, the Committee may determine fair market value in such a manner as it shall deem appropriate under the circumstances. If, at the time an Option is granted, the Common Stock is not publicly traded, the Committee shall make a good faith attempt to determine such fair market value.

               (b) In the case of an employee who at the time an ISO is granted owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the employer corporation or of its parent or a subsidiary corporation thereof (a "10% Holder"), the purchase price of the Common Stock covered by any ISO shall in no event be less than 110% of the fair market value of the Common Stock at the time the ISO is granted.

          6.   Term of Options.

               The term of each Option shall be fixed by the Committee, but in no event shall it be exercisable more than 10 years from the date of grant, subject to earlier termination as provided in Paragraphs 10 and 11. An ISO granted to a 10% Holder shall not be exercisable more than 5 years from the date of grant.

          7.   Exercise of Options.

               (a) Subject to the provisions of the Stock Option Plan, an Option granted to an employee under the Stock Option Plan shall become fully exercisable at the earlier of (A) employee's actual retirement date, unless such retirement is without the consent of the Board of Directors and is prior to the employee's normal retirement date as determined under any qualified retirement plan maintained by the Corporation at such time or, if no such plan is than in effect, age 65 (but in no event prior to the first anniversary of the date of grant), or (B) at such time or times as the Committee in its sole discretion shall determine at the time of the granting of the Option, except that in no event shall any such Option be exercisable earlier than six months or later than 10 years after its grant. Notwithstanding anything in this Stock Option Plan to the contrary, Options that are not desig-nated as ISOs may be exercised in such manner and at such time or times as the Committee in its sole discretion shall determine, except that in no event shall any such Option be exercisable earlier than six months or later than 10 years after its grant.

               (b) An Option may be exercised as to any or all full shares of Common Stock as to which the Option is then exercisable.

               (c) The purchase price of the shares of Common Stock as to which an Option is exercised shall be paid in full in cash at the time of exercise; provided that, if permitted by the related Option Agreement or by the Committee, the purchase price may be paid, in whole or in part, by surrender or delivery to the Corporation of securities of the Corporation having a fair market value on the date of the exercise equal to the portion of the purchase price being so paid. Fair market value shall be determined as provided in Paragraph 5 for the determination of such value on the date of the grant. In addition, the holder shall, upon notification of the amount due and prior to or concurrently with delivery to the holder of a certificate representing such shares of Common Stock, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements.

               (d) Except as provided in Paragraphs 10 and 11, no Option may be exercised unless the original grantee thereof is then an Eligible Individual.

               (e) The Option holder shall have the rights of a stockholder with respect to shares of Common Stock covered by an Option only upon becoming the holder of record of such shares of Common Stock.

               (f) Notwithstanding any other provision of this Stock Option Plan, the Corporation shall not be required to issue or deliver any share of stock upon the exercise of an Option prior to the admission of such share to listing on any stock exchange or automated quotation system on which the Corporation's Common Stock may then be listed.


          8.   Award and Exercise of Rights.

               (a) A Right may be awarded by the Committee in association with any Option either at the time such Option is granted or at any time prior to the exercise, termination or expiration of such Option. Each such Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only to the extent such Option is exercisable, and the Right Value, as hereinafter defined, is a positive amount.

               (b) A Right shall entitle the holder to surrender to the Corporation unexercised the related Option (or any portion or portions thereof which the holder from time to time shall determine to surrender for this purpose) and to receive in exchange therefor, subject to the provisions of the Stock Option Plan and such rules and regulations as from time to time may be established by the Committee, a payment having an aggregate value equal to the product of (A) the Right Value of one share of Common Stock, as hereinafter defined, and (B) the number of shares of Common Stock called for by the Option, or portion thereof, which is surrendered. For purposes of the Stock Option
          Plan: the Right Value of one share of Common Stock shall be the excess of (i) the fair market value of one share of Common Stock on the date on which the Right is exercised, over (ii) the purchase price per share of the Common Stock covered by the surrendered Option. The date on which the Committee shall receive notice from the holder of the exercise of a Right shall be considered the date on which the Right is exercised.

               Upon exercise of a Right, a holder shall indicate to the Committee what portion of the payment he desires to receive in cash and what portion in shares of Common Stock of the Corporation; provided, that the Board of Directors shall have sole discretion to determine in any case or cases that payment will be made in the form of all cash, all shares of Common Stock, or any combination thereof. If the holder is to receive a portion of such payment in shares of Common Stock, the number of shares of Common Stock shall be determined by dividing the amount of such portion by the fair market value of one share of Common Stock on the date on which the Right is exercised. The number of shares of Common Stock which may be received pursuant to the exercise of a Right may not exceed the number of shares of Common Stock covered by the related Option, or portion thereof, which is surrendered. No fractional shares of Common Stock will be issued, but instead cash will be paid for any such fractional share of Common Stock.

               No payment will be required from the holder upon exercise of a Right, except that the holder shall, upon notification of the amount due and prior to or concurrently with delivery to the holder of cash or a certificate representing shares of Common Stock, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements, and the Corporation shall have the right to deduct from any payment any taxes required by law to be withheld by the Corporation with respect to such payment.

               (c) The fair market value of one share of Common Stock for the date on which a Right is exercised shall be determined as provided in Paragraph 5 for the determination of such value on the date of grant.

               (d) Upon exercise of a Right, the number of shares of Common Stock subject to exercise under the related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option, or portion thereof, which is surrendered. Shares of Common Stock subject to Options, or portions thereof, which are surrendered in connection with the exercise of Rights shall not be available for subsequent Option grants under the Stock Option Plan.

               (e) Whether payments upon exercise of Rights are made in cash, shares of Common Stock or a combination thereof, the Committee shall have the sole discretion as to the timing of the payments, including whether payment shall be made in a lump sum or installments, but payments may not be deferred beyond the first business day of the twenty-fifth calendar month next following the month of exercise of a Right. Deferred payments may bear interest at a rate determined by the Committee, provided that such rate of interest shall not be less than the lowest rate which avoids imputation of interest at a higher rate under the Code. The Board of Directors may make such further provisions and adopt such rules and regulations as it shall deem appropriate, not inconsistent with the Stock Option Plan, related to the timing of the exercise of a Right and the determination of the form and timing of payment to the holder upon such exercise.


          9.   Non-transferability of Options.

               No Options or Rights granted under the Stock Option Plan shall be transferable other than by will or by the laws of descent and distribution ("Permitted Transferee"). With respect to ISOs, Options may be exercised, during the lifetime of the holder, only by the holder, or by his guardian or legal representative.

          10.  Termination of Relationship to the Corporation.

               (a) In the event that any original grantee shall cease to be an Eligible Individual of the Corporation (or any subsidiary thereof), except as set forth in Paragraph 11, such Option may (subject to the provisions of the Stock Option Plan) be exercised (to the extent that the original grantee was entitled to exercise such Option at the termination of his employment or service as a director, officer, consultant, adviser, agent or independent representative, as the case may be) at any time within three months after such termination, but not more than 10 years (five years in the case of a 10% Holder) after the date on which such

          Option was granted or the expiration of the Option, if earlier. Notwithstanding the foregoing, if the position of an original grantee shall be terminated by the Corporation or any subsidiary thereof for cause or if the original grantee terminates his employment or position voluntarily and without the written consent of the Corporation or any subsidiary corporation thereof, as the case may be (which consent shall be presumed in the case of normal retirement), the Options granted to such person, whether held by such person or by a Permitted Transferee shall, to the extent not theretofore exercised, forthwith terminate immediately upon such termination. The holder of any ISO may not exercise such Option unless at all times during the period beginning with the date of grant of the ISO and ending on the three months before the date of exercise he is an employee of the Corporation granting such Option, a subsidiary thereof, or a corporation or a subsidiary corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies.

               (b) Other than as provided in Paragraph 10(a), Options granted under the Stock Option Plan shall not be affected by any change of duties or position so long as the holder remains an Eligible Individual.

               (c) Any Option Agreement may contain such provisions as the Committee shall approve with reference to the determination of the date employment terminates or the date other positions or relationships terminate for purposes of the Stock Option Plan and the effect of leaves of absence, which provisions may vary from one another.

               (d) Nothing in the Stock Option Plan or in any Option granted pursuant to the Stock Option Plan shall confer upon any Eligible Individual or other person any right to continue in the employ of the Corporation or any subsidiary corporation (or the right to be retained by, or have any continued relationship with the Corporation or any subsidiary corporation thereof), or affect the right of the Corporation or any such subsidiary corporation, as the case may be, to terminate his employment, retention or relationship at any time. The grant of any option pursuant to the Stock Option Plan shall be entirely in the discretion of the Committee and nothing in the Stock Option Plan shall be construed to confer on any Eligible Individual any right to receive any Option under the Stock Option Plan.

          11.  Death or Disability of Holder.

               (a) If a person to whom an Option has been granted under the Stock Option Plan shall die (and the conditions in sub-paragraph (b) below are met) or become permanently and totally disabled (as such term is defined below) while serving as an Eligible Individual and if the Option was otherwise exercisable immediately prior to the happening of such event, then the period for exercise provided in Paragraph 10 shall be extended to one year after the date of death of the original grantee, or in the case of the permanent and total disability of the original grantee, to one year after the date of permanent and total disability of the original grantee, but, in either case, not more than 10 years (five years in the case of a 10% Holder) after the date such Option was granted, or the expiration of the Option, if earlier, as shall be prescribed in the original grantee's Option Agreement. An Option may be exercised as set forth herein in the event of the original grantee's death, by a Permitted Transferee or the person or persons to whom the holder's rights under the Option pass by will or applicable law, or if no such person has the right, by his executors or administrators; or in the event of the original grantee's permanent and total disability, by the holder or his guardian.

               (b) In the case of death of a person to whom an Option was originally granted, the provisions of subparagraph (a) apply if such person dies (i) while in the employ of the Corporation or a subsidiary corporation thereof or while serving as an Eligible Individual of the Corporation or a subsidiary corporation thereof or (ii) within three months after the termination of such position other than termination for cause, or voluntarily on the original grantee's part and without the consent of the Corporation or a subsidiary corporation thereof, which consent shall be presumed in the case of normal retirement.

               (c) The term "permanent and total disability" as used above shall have the meaning set forth in Section 22(e)(3) of the Code.

          12.  Adjustments upon Changes in Capitalization.

               Notwithstanding any other provision of the Stock Option Plan, each Agreement may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares of Common Stock covered by such Option, the Option prices and the number of shares of Common Stock as to which Options shall be exercisable at any time, in the event of changes in the outstanding Common Stock of the Corporation by reason of stock dividends, split-ups, split-downs, reverse splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, spin-offs, reorganizations, liquidations and the like. In the event of any such change in the outstanding Common Stock of the Corporation, the aggregate number of shares of Common Stock as to which Options may be granted under the Stock Option Plan to any Eligible Individual shall be appropriately adjusted by the Committee whose determina-tion shall be conclusive. In the event of (i) the dissolution, liquidation, merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, or
          (ii) the disposition by the Corporation of substantially all of the assets or stock of a subsidiary of which the original grantee is then an employee, officer or director, consultant, adviser, agent or independent representative or (iii) a change in control (as hereinafter defined) of the Corporation has occurred or is about to occur, then, if the Committee shall so determine, each Option under the Stock Option Plan, if such event shall occur with respect to the Corporation, or each Option granted to an employee, officer, director, consultant, adviser, agent or independent representative of a subsidiary respecting which such event shall occur, shall (x) become immediately and fully exercisable or (y) terminate simultaneously with the happening of such event, and the Corporation shall pay the optionee in lieu thereof an amount equal to (a) the excess of the fair market value over the exercise price of one share on the date on which such event occurs, multiplied by (b) the number of shares subject to the Option, without regard to whether the Option is then otherwise exercisable.

          13.  Effectiveness of the Stock Option Plan.

               Options may be granted under the Stock Option Plan, subject to its authorization and adoption by stockholders of the Corporation, at any time or from time to time after its adoption by the Committee, but no Option shall be exercised under the Stock Option Plan until the Stock Option Plan shall have been authorized and adopted by a majority of the votes properly cast thereon at a meeting of stockholders of the Corporation duly called and held within 12 months from the date of adoption of the Stock Option Plan by the Board of Directors. If so adopted, the Stock Option Plan shall become effective as of the date of its adoption by the Board of Directors. The exercise of the Options shall also be expressly subject to the condition that at the time of exercise a registration statement under the Securities Act of 1933, as amended (the "Act") shall be effective, or other provisions satisfactory to the Committee shall have been made to ensure that such exercise will not result in a violation of such Act, and such other qualification under any state or federal law, rule or regulation as the Corporation shall determine to be necessary or advisable shall have been effected. If the shares of Common Stock issuable upon exercise of an Option are not registered under such Act, and if the Committee shall deem it advisable, the Optionee may be required to represent and agree in writing (i) that any shares of Common Stock acquired pursuant to the Stock Option Plan will not be sold except pursuant to an effective registration statement under such Act or an exemption from the registration provisions of the Act and (ii) that such Optionee will be acquiring such shares of Common Stock for his own account and not with a view to the distribution thereof and
          (iii) that the holder accepts such restrictions on transfer of such shares, including, without limitation, the affixing to any certificate representing such shares of an appropriate legend restricting transfer as the Corporation may reasonably impose.

          14.  Termination and Amendment of the Stock Option Plan.

               The Board of Directors of the Corporation may, at any time prior to the termination of the Stock Option Plan, suspend, terminate, modify or amend the Stock Option Plan; provided that any increase in the aggregate number of shares of Common Stock reserved for issue upon the exercise of Options, any amendment which would materially increase the benefits accruing to participants under the Stock Option Plan, or any material modification in the requirements as to eligibility for participation in the Stock Option Plan, shall be subject to the approval of stockholders in the manner provided in Paragraph 13, except that any such increase, amendment or change that may result from adjustments authorized by Paragraph 12 or adjustments based on revisions to the Code or regulations promulgated thereunder (to the extent permitted by such authorities) shall not require such approval. No suspension, termination, modification or amendment of the Stock Option Plan may, without the express written consent of the Eligible Individual (or his Permitted Transferee) to whom an Option shall theretofore have been granted, adversely affect the rights of such Eligible Individual (or his Permitted Transferee) under such Option.

          15.  Severability.

               In the event that any one or more provisions of the Stock Option Plan or any Agreement, or any action taken pursuant to the Stock Option Plan or such Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state or the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the Stock Option Plan or of such or any other Agreement, but in such particular jurisdiction and instance the Stock Option Plan and the affected Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.

          16.  Applicable Law.

               The Stock Option Plan shall be governed and interpreted, construed and applied in accordance with the laws of the State of Minnesota.

          17.  Withholding.

               A holder shall, upon notification of the amount due and prior to or concurrently with delivery to such holder of a certificate representing such shares of Common Stock, pay promptly any amount necessary to satisfy applicable federal, state, local or other tax requirements.

          18.  Miscellaneous.

               1. The terms "parent," "subsidiary" and "subsidiary corporation" shall have the meanings set forth in Sections 424(e) and (f) of the Code, respectively.

               2. The term "terminated for cause" shall mean termination by the Corporation (or a subsidiary thereof) of the employment of or other relationship with, the original grantee by reason of the grantee's (i) willful refusal to perform his obligations to the Corporation (or a subsidiary thereof), (ii) willful misconduct, contrary to the interests of the Corporation (or a subsidiary thereof), or (iii) commission of a serious criminal act, whether denominated a felony, misdemeanor or otherwise. In the event of any dispute regarding whether a termination for cause has occurred, the Board of Directors may by resolution resolve such dispute and such resolution shall be final and conclusive on all parties.

               3. The term "change in control" shall mean an event or series of events that would be required to be described as a change in control of the Corporation in a proxy or information statement distributed by the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934 in response to Item 6(e) of Schedule 14A promulgated thereunder, or any substitute provision which may hereafter be promulgated thereunder or otherwise adopted. The determination of whether and when a change in control has occurred or is about to occur shall be made by the Board of Directors in office immediately prior to the occurrence of the event or series of events constituting such change in control.

                                      PROXY

                        PETROLEUM HEAT AND POWER CO., INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Irik P. Sevin and Audrey L. Sevin, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Class A Common Stock and Class C Common Stock of Petroleum Heat and Power Co., Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on June 3, 1994 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

      (Continued, and to be marked, dated and signed, on the other side)

                                                                     Please mark
                                                                [X]   your vote
                                                                       as this
      --------------       --------------
      CLASS A COMMON       CLASS C COMMON

                          FOR all nominees below          WITHHOLD AUTHORITY
                           (except as marked to               to vote for
                            the contrary below)           all nominees below
1. ELECTION OF
   DIRECTORS                      [ ]                            [ ]

   NOMINEES:     Irik P. Sevin, Audrey L. Sevin, Phillip Ean Cohen, Thomas J.
                 Edelman, Richard O'Connell, Wolfgang Traber and Max M. Warburg.

   INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

                 ---------------------------------------------------------------

                                                           FOR  AGAINST  ABSTAIN
2. Approval of appointment of KPMG Peat Marwick as the
   Independent Auditors of the Corporation.                [ ]    [ ]      [ ]

3. Approval of Amendment to Restated and Amended
   Articles of Incorporation to increase the dividend
   rate applicable to the 1989 Preferred Stock.            [ ]    [ ]      [ ]

4. Approval of Senior Executive Incentive Compensation     [ ]    [ ]      [ ]
   Plan.

5. Approval of the 1994 Stock Option Plan.                 [ ]    [ ]      [ ]

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                      THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                      VOTED IN THE MANNER DIRECTED HEREIN BY THE
                                      UNDERSIGNED SHAREHOLDER. IF NO DIRECTION
                                      IS MADE, THIS PROXY WILL BE VOTED FOR
                                      PROPOSALS 1, 2, 3, 4 AND 5.

                                      (PLEASE SIGN, DATE, AND RETURN THE PROXY
                                      CARD PROMPTLY USING THE ENCLOSED
                                      ENVELOPE.)

(Signature)                                             Dated             , 1994
            ------------------------------------------        ------------
(Signature if held jointly)                             Dated             , 1994
                            --------------------------        ------------
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.